Code of Ethics April 9, 2018

Craw ford Investment Counsel, Inc.

600 Galleria Parkway, Suite 1650

Atlanta, Georgia 30339

(770) 859-0045

WWW.CRAWFORDINVESTMENT.COM

DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

Access Persons include: (1) all employees and officers of Crawford; (2) any Supervised Person of the Advisor who (a) has access to nonpublic information regarding any Client’s purchase, sale or holdings of securities or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person. Any provisions of the this Code that apply directly to Access Persons equally apply to accounts in the names of other persons in which Access Persons have Beneficial Ownership.

Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (“DRIP”).

Beneficial Ownership means the opportunity, directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise), to share in any profit derived from a transaction in a Reportable Security or Reportable Fund. Beneficial Ownership includes, but is not limited to, ownership of securities held by Immediate Family Members. For these purposes, an Access Person’s family includes the spouse (including domestic partner), minor children, any person living in the home and any relative to whose support the Access Person directly or indirectly contributes.

Fund means each series of the Trust, also referred to as the Crawford Funds.

Chief Compliance Officer means the Advisor’s Chief Compliance Officer (“CCO”), as designated on Form ADV, Part 1, Schedule A. Currently the CCO is Casey Krimmel.

Immediate Family Members include: (1) the spouse or domestic partner (unless such person does not live in the same household as you and you do not contribute in any way to such person’s support); (2) children who are: (a) under the age of 18 and (b) 18 or older, unless they do not live in the same household and no contribution is made in any way to their support; and (3) any of these people who live in the household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in- law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships. Comment: There are a number of reasons why this Code covers transactions in which Immediate Family Members have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding Crawford’s trading or recommendations, and such members must not be allowed to benefit from that information.

Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

Limited or Private Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506.

Purchase or Sale of a Security includes the writing of an option to purchase or sell a security. A security shall be deemed “being considered for Purchase of Sale” by a Fund not only when a recommendation to purchase or sell has been made and communicated but also at the time when such investment personnel seriously considers making such a recommendation. A security shall not be deemed to be one which is “being considered for Purchase or Sale” by the Fund if such security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

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Reportable Fund means (1) any registered investment company advised or sub-advised by Crawford or (2) any registered investment company whose investment advisor or principal underwriter controls, is controlled by or is under common control with any Crawford entity.

Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except: (1) GNMA securities; (2) direct obligations of the Government of the United States; (3) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (4) shares issued by money market funds; (5) shares issued by open-end funds; and (6) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Security Held or to be Acquired means any Reportable Security which, within one day, (1) is or has been held by a Client; or (2) is being or has been considered by a Client or the Advisor for purchase by a Client. This definition also includes any option to purchase or sell and any security convertible into or exchangeable for, a Reportable Security.

Supervised Person means any person the Chief Compliance Officer deems appropriate who may provide investment advice on behalf of the Advisor, may have access to sensitive Client or Advisor information, or may be in close proximity to obtain nonpublic information regarding Advisor’s activities. Contractors (including temporary and IT personnel) and consultants may, in certain circumstances, be deemed to be Supervised Persons. For purposes of this Code, Supervised Person will be deemed to be an Access Person.

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Crawford Investment Counsel, Inc.		Code of Ethics

This Code of Ethics (“Code” or “Code of Ethics”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt and implement a written code of ethics that contains provisions regarding: (1) the Adviser’s fiduciary duty to its Clients; (2) compliance with all applicable Federal Securities Laws; (3) reporting and review of personal securities transactions and holdings; (4) reporting of violations of the Code; and (5) distribution of the Code to all Access Persons and written acknowledgment of its receipt. Similarly, each registered investment company and its Adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). In conformity with these rules, this Code is adopted by Crawford Investment Counsel, Inc. (“Crawford” or the “Advisor”), in its role as investment adviser to separately managed accounts (collectively, “Clients.”), to the Unified Series Trust (the “Trust”), a registered investment company consisting of several series (also known as the Crawford Dividend Growth Fund and the Crawford Dividend Opportunity Fund (“Crawford Funds”) each series a “Mutual Fund”), to one or more wrap fee programs (each a “Wrap Account”) and to one or more unregistered pooled investment vehicles (each a “Private Fund”).

Standards of Business Conduct

The Code of Ethics is to govern personal securities transactions of employees of Crawford whose personal interests may conflict with those of Crawford and its Clients. While Crawford has full confidence and integrity of all its employees and officers, it recognizes that some of these persons have or may have knowledge of present and future Client transactions and, in certain circumstances, the power to influence transactions made by or for Clients. If such employees engage in personal transactions in securities that are eligible for investments by Clients, these employees could be in the position where there personal interest may conflict with the interest of its Clients. Therefore, Crawford has established specific standards and guidelines that all employees, also referred to as “Access Persons,” must follow in order to avoid any appearance of impropriety. Access Persons of Crawford must not:

☐	employ any device, scheme or artifice to defraud a Client;

☐	make to a Client or any investor or prospective investor in the Mutual Funds or pooled vehicles managed by Crawford any untrue statement of a material fact or omit to state to a Client or any investor or prospective investor in the Mutual Funds or pooled vehicles managed by Crawford a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

☐	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client or any investor or prospective investor in the Mutual Funds pooled vehicles managed by Crawford;

☐	engage in any manipulative practice with respect to a Client or any investor or prospective investor in the Mutual Funds or pooled vehicles managed by Crawford;

☐	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

☐	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

Risks

In developing these policies and procedures, Crawford considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

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☐	Access Persons do not understand the fiduciary duty that they, and Crawford, owe to Clients;

☐	Access Persons and/or Crawford fail to identify and comply with all applicable Federal Securities Laws;

☐	Access Persons do not report personal securities transactions;

☐	Access Persons trade personal accounts ahead of Client accounts;

☐	Access Persons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in Crawford’s Compliance Manual, are not reported to the Chief Compliance Officer (“CCO”);

☐	Crawford does not provide its Code of Ethics and any amendments to all Access Persons; and

●	Crawford does not retain Access Persons’ written acknowledgements that they received the Code and any amendments.

In order for Crawford to mitigate these risks, Crawford and its Access Persons, at all times, must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the securities market. The CCO administers the Code of Ethics and all questions regarding the Code should be directed to the CCO. The Access Person must cooperate to the fullest extent with the CCO to enable Crawford to comply with all applicable Federal Securities Laws and to discharge the CCO’s duties under the Code of Ethics.

All Access Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow employees. The Access Person must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Crawford’s services, and engaging in other professional activities.

Crawford expects all Access Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Crawford must act in its Clients’ best interests. Neither Crawford, nor any Access Person should ever benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Access Persons are generally expected to discuss any perceived risks, or concerns about Crawford’s business practices, with their direct supervisor. However, if an Access Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Violations

Access Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, Crawford will protect the identity of an Access Person who reports a suspected violation. However, Crawford remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation. Retaliation against any Access Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in Crawford’s Compliance Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Access Person to civil, regulatory or criminal sanctions. No Access Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against oneself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

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Acknowledgement of Code of Ethics

Within 10 days of becoming associated with Crawford, each Access Person, on behalf of the Access Person and the Access Person’s spouse (or domestic partner), children, and any relative residing in the same household as the Access Person (collectively, an “Immediate Family Member”) will be provided with Crawford’s Code of Ethics and will be required to submit to the Chief Compliance Officer (“CCO”) an Initial Code of Ethics Acknowledgement substantially in the form of Exhibit A.

In the event of any amendments to the Code of Ethics, the CCO will distribute to each Access Person a summary of changes to the Code and will require each Access Person to recertify by signing the Code of Ethics Acknowledgment, a similar form to Exhibit A. Each Access Person will be required to submit the Acknowledgement to the CCO within 10 days of distribution.

Within 30 days of the end of each calendar year, or otherwise upon request of the CCO, Access Persons, on behalf of the Access Person and any Immediate Family Members, will be required to submit to the CCO an annual recertification of the Code in a form similar to Exhibit A.

Personal Securities Trading Policy

Crawford has adopted a personal securities trading policy which addresses personal securities trading by all Access Persons. Crawford’s policies are intended to facilitate full conformity with the laws, rules and regulations of all governmental bodies that monitor Crawford’s business activities and to prevent any conflicts of interests with respect to its Clients.

Access Persons

The following restrictions and limitations on personal securities transactions shall apply to Crawford’s Access Persons unless indicated otherwise. Crawford's CCO will maintain a current list of all Access Persons and will include Supervised Persons when applicable.

Restricted List

Crawford maintains a list of securities that the Firm has purchased or sold (the "Restricted List"). For securities placed on the Restricted List, personal trading may be limited or prohibited, depending on the nature of the requested transaction. Generally, Access Persons are prohibited from purchasing or selling any security listed on the Restricted List. However, certain transactions do not require pre-clearance and are listed below.

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Pre-Clearance Exemptions

Access Persons are not required to obtain pre-clearance for the following transactions:

☐	purchases or sales which are non-volitional on the part of any Access Person, such as transactions effected for any account over which the Access Person has no direct or indirect influence or control;

☐	purchases which are part of an automatic dividend reinvestment plan;

☐	the acquisition of securities by gift or inheritance is exempt from all trading restrictions. (Note: the sales of securities acquired by gift or inheritance ARE subject to all trading restrictions of the Code of Ethics);

☐	purchases effected upon the rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

☐	transactions in mutual funds except in the case of trades in Crawford Funds;

☐	any fixed income securities transaction, or series of related transactions, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such securities on behalf of a Client.

The CCO may permit additional exemptions on a case-by-case basis when no abuse is involved and the circumstances of the proposed trade, as they are best able to determine, support an exemption, and shall note the reason for the exemption. However, the CCO has the right to reject personal transactions for any reason.

Prohibited Transactions

The prohibited transactions listed below apply to all Access Persons, including his or her immediate family members.

☐	All Access Persons are prohibited from purchasing or selling a security within two calendar days of the execution of a trade in the same security or an equivalent security by Crawford Clients.

○	In certain circumstances where a security has a market cap of $10 billion or more, the CCO will review and determine if the trade is suitable.

●	Access Persons are prohibited from executing personal securities transactions on a day during which Crawford Clients has a “pending” buy or sell order in that security until the Clients’ order is executed or withdrawn.

☐	Limit Orders and Good until Cancelled orders are not permitted.

☐	A personal securities transaction executed without pre-clearance from the CCO.

☐	Short Swing Profits are prohibited. Access Persons may not profit from the purchase and sale or sale and purchase of a security within a 30 calendar day period, unless the transaction was authorized by the CCO.

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Pre-Clearance Requirements for Certain Personal Transactions

An Access Person, including those of the immediate family members, must obtain pre-clearance prior to engaging in any personal securities transaction in Reportable Securities and Reportable Funds except on purchases/sales as noted above in the Pre-Clearance Exemptions. The transactions below must receive pre-clearance from the CCO by completing a Pre-Clearance Request Form as shown in Exhibit B. If such personal securities transaction is executed before obtaining the CCO’s approval, the personal transaction could potentially be reversed and profits disgorged.

☐	Participation in Initial Public Offerings (IPOs) - No Access Person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein, without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of a Client) and, if approved, the participation will be subject to continuous monitoring for possible future conflicts.

☐	Pre-Clearance Requirement for Private or Limited Offerings - No Access Person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of a Client) and, if approved, the ownership of the securities will be subject to continuous monitoring for possible future conflicts.

●	All equity Transactions (excluding Exchange-Traded Funds, (“ETFs”)) must be pre-cleared.

☐	All Crawford Mutual Fund Transactions must be pre-cleared.

☐	Hedge Funds, Investment Clubs and Other Investments - No Access Person may participate in hedge funds, partnerships, investment clubs, or similar investment vehicles, unless such Access Person has obtained pre-clearance from the CCO.

☐	Access Persons who wish to participate in a tender offer or stock purchase plan must pre-clear such trades with the CCO prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan to the applicable company.

●	The CCO’s pre-clearance authorization is effective until the close of business on the same day pre-clearance was granted. In the event that an order for the personal securities transactions was not placed within that time period, a new pre-clearance request must be submitted to the CCO. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. Personal securities transactions of the CCO must be reviewed and pre-cleared by the President.

Reporting Requirements

Crawford must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must report personal securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

●	Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit C: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually at calendar year end as of a date not more than 45 days prior to the date the report was submitted.

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■	Holdings reports must contain the following information:

○	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

○	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

○	the date the Access Person submits the report.

■	Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

●	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non-excepted Reportable Securities in the form attached as Exhibit D.

■	Transactions reports must contain the following information:

○	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

○	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

○	the price of the security at which the transaction was effected;

○	the name of the broker, dealer or bank with or through which the transaction was effected; and

○	the date the Access Person submits the report.

■	Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

☐	Duplicate Statements and Confirms. Each Access Person must disclose all applicable brokerage accounts to the CCO and instruct their brokers to provide timely duplicate account statements and confirms to the CCO. A sample form of brokerage letter is attached here at Exhibit E.

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Exceptions to Reporting Requirements.

The reporting requirements apply to all transactions in Reportable Securities other than:

☐	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

☐	transactions effected pursuant to an Automatic Investment Plan or DRIP.

Review of Required Code Reports

Reports required to be submitted pursuant to the Code will be reviewed by the CCO on a periodic basis. Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations determined to be “material” to the President and the Fund Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner deemed to be appropriate. However, sanctions more severe than a warning or censure must be approved by the President or the Fund Board, as applicable. The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CCO.

Recordkeeping and Review

Consistent with the manner and durational requirements established by Advisers Act Rule 204-2, Crawford will preserve the following documents with its records: (1) this Code; (2) a record of all certifications of an Access Person’s receipt of the Code or any amendments thereto; (3) any written prior approval for a reportable securities transaction given pursuant to the Code; (4) a copy of each report by an Access Person; (5) a record of any violation of the Code and any action taken as a result of the violation; (6) any written report hereunder by the CCO, and (7) lists of all persons required to make and/or review reports under the Code. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in this Code.

Reports to the Fund Board

If the CCO determines that a potential violation may have occurred, the CCO must promptly report such violation to the President of Crawford and the Fund’s Chief Compliance Officer. The CCO and the President shall review the facts and determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under this Code. Before making a determination that a violation has been committed by an Access Person, the CCO and the President shall give such person an opportunity to supply additional information regarding the transaction in question. Upon determining that a violation of the Code has occurred, the CCO shall report such violation(s) to the Fund’s CCO, who shall promptly report such violation to the Board of Trustees.

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Quarterly as requested, the CCO will submit to the Fund Board at each regular meeting of the Board, a report that identifies any violations of this Code and any significant remedial action taken during the prior quarter. Such reports shall be reviewed by the Fund Board in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated thereunder has occurred.

Annually as requested, the CCO shall submit to the Board of Trustees a report that (1) summarizes existing procedures concerning personal securities transactions and any changes in the procedures made during the prior year; (2) identifies any violations of this Code and any significant remedial action taken during the prior year; (3) identifies any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations; and (4) certifies that the Advisor has adopted procedures reasonably designed to prevent violations of this Code.

The Fund Board may, in its discretion, take any actions and impose any penalty it deems appropriate upon any person that has violated this Code of Ethics or engaged in a course of conduct which, although in technical compliance with this Code, shows a pattern of abuse by that person of his or her fiduciary duties to the Trust. The above actions of the Fund Board may be in addition to any action taken by Crawford against the person or persons involved.

Consequences of Non-Compliance

Failure to comply with the Code constitutes a breach of an Access Person's obligations to Crawford and Crawford’s Clients and in certain cases may result in a violation of law. Appropriate remedial action by Crawford may include censure, fine, restriction on activities, or suspension or termination of employment.

All questions regarding the Code should be directed to the Chief Compliance Officer.

Disclosure of the Code of Ethics

Crawford will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for Crawford’s Code of Ethics should be directed to the CCO.

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Exhibit A

Crawford Investment Counsel

Receipt of Code of Ethics

This form must be completed by each Access Person

within 10 days of becoming an Access Person;

and upon receipt of any amendment to the Code of Ethics.

I hereby acknowledge receipt of the current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I

(1)	recently have read/re-read the Code (including any amendments thereto)

(2)	understand the Code

(3)	recognize that I am subject to its provisions.

I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name: [Access Person]

Signature:	Date:

Exhibit B	Crawford Investment Counsel, Inc.

Pre-Clearance Request Form
Trade Date	Access Person	Beneficial Owner Name

Ticker Symbol or CUSIP	Name of Security	Security Type

Buy or Sell	No. of Shares or Units	Price per Share or Unit

Approx. Total Price	Broker Name	Brokerage Account # (Last 4 digits)

Access Person Attestation

An Initial Public Offering (IPO) or Private or Limited Offering?

If yes, please provide in the space below the following: (1) evidence that this opportunity should not be reserved for Clients; (2) that you are not being offered this opportunity because of your position with Crawford; and (3) any other details?

[ ] YES [ ] NO

Is transaction involving a Crawford mutual fund, closed-ended exchange-traded fund, hedge fund, partnership, or investment club?

If yes, please provide in space provided below additional details that are not captured above.

[ ] YES [ ] NO
Is transaction a “limit” or “good until cancelled” order? If yes, transaction is a prohibited transaction.		[ ] YES [ ] NO
A request to participate in a tender offer or stock purchase plan?		[ ] YES [ ] NO
Does transaction involve acquiring stock from a tender offer or stock purchase plan? If yes, transaction is not allowed unless CCO granted pre-clearance to initially participate.		[ ] YES [ ] NO
Have you profited from the purchase and sale or sale and purchase of this security within a 30 calendar day period? If yes, transaction is a prohibited transaction.		[ ] YES [ ] NO

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law. I understand the authorized pre-clearance if granted by the CCO is effective until the end of day and as specified in the transaction details above.

Access Person Signature: ________________________________________________________________________

To Be completed by Chief Compliance Officer
Has any Client accounts traded the requested security within the last two calendar days? If yes, is the market cap > $10 billion? YES NO		[ ] YES [ ] NO
Is the security on Crawford’s Restricted List?		[ ] YES [ ] NO
Do any Client accounts, have any “pending” buy or sell orders in the requested security?		[ ] YES [ ] NO
Chief Compliance Officer Approval
Pre-Clearance is granted? If not, document reason. CCO Signature: ____________________ Date: _______________		[ ] YES [ ] NO

Exhibit C

Crawford Investment Counsel

Annual Holdings
For Year Ending [Date]

This Annual Holdings Certification ("Certification") must be completed by each Access Person within 45 days following the end of each calendar year. This Certification is due by [Date].

This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the year end, please attach the account statement to this Certification. For purposes of this report, “immediate family member” shall include an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person.

By signing this Certification you are certifying that you have arranged to have account statements sent to us or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm's requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

REPORTABLE ACCOUNTS:

The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and corporate bonds and Adviser -managed mutual funds, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker	Description

DISCRETIONARY ACCOUNTS:

The table below includes all of the discretionary accounts you have reported to date. A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts.

Discretionary accounts are subject to random sampling, at the CCO’s discretion; however, please note that you will be required to provide quarterly statements for the account if it is determined that you or an immediate family member exercises direct or indirect influence or control over the discretionary account.

Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect influence or control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation..

Account Name	Account Number	Broker	Account Type & Nature of Account	Relationship with Trustee / Manager

●	Has there been a change in any of the information included in the table above?

__	No

__	Yes (If yes, please describe the changes).

●	Did you exercise direct or indirect influence or control over any transaction that occurred in the account during the year?

__	No

__	Yes (If yes, please describe the changes).

MUTUAL FUND ONLY ACCOUNTS:

The table below includes all of the mutual fund only accounts you have reported to date. Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

Account Name	Account Number	Broker	Description

NON-REPORTABLE ACCOUNTS – NO STATEMENT REQUIRED:

The table below includes all of the non-reportable accounts you have reported to date. Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect influence or control.

Account Name	Account Number	Broker	Description

PRIVATE OR LIMITED OFFERINGS:
The table below includes all of the private or limited offerings you have reported to date. A Private or Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker	Description

By signing this Certification, you are certifying that the accounts listed above constitute all the accounts in which you (or an immediate family member) have a direct or indirect beneficial interest.

Name: [Access Person]

Signature:	Date:

Exhibit C

Crawford Investment Counsel
Name: [Access Person]
Initial Holdings Report

This form must be completed by each Access Person within 10 days of becoming an Access Person.

Do you, or an immediate family member, have direct or indirect beneficial ownership in any investment accounts? For purposes of this report, an immediate family member shall include your: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative who resides in your household.

[  ] No

[  ] Yes (If yes, please list each account in accordance with the directions).

Please list every account over which you, or an immediate family member, has direct or indirect beneficial ownership in the chart below and attach a copy of your most recent account statement(s) for each account. In determining the appropriate account type for each account listed below, please refer to the following definitions:

REPORTABLE ACCOUNTS:

A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs.

Account Name	Account Number	Broker	Account Type

DISCRETIONARY ACCOUNTS:

A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect control over the account. Generally, an Access Person, or his or her immediate family, will be deemed to have direct or indirect control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation. An additional form must be completed for discretionary accounts.

Account Name	Account Number	Broker	Account Type

MUTUAL FUND ONLY ACCOUNTS:

Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

Account Name	Account Number	Broker	Account Type

NON-REPORTABLE ACCOUNTS:

Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect control.

Account Name	Account Number	Broker	Account Type

PRIVATE OR LIMITED OFFERINGS:

A Private or Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker	Account Type

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Name: [Access Person]

Signature:	Date:

Exhibit D

Crawford Investment Counsel
Name: [Access Person]
Quarterly Code Of Ethics For Quarter Ending [Date]

This Quarterly Code of Ethics Certification ("Certification") must be completed by each Access Person within 30 days following the end of each fiscal quarter.  This Certification is due by [Date].

This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the quarter end, please attach the account statement to this Certification. As used herein, “immediate family member” shall mean an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person. By signing this Certification you are certifying that you have arranged to have account statements sent to Fairview, or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm's requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

REPORTABLE ACCOUNTS:
The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker	Description

RECENTLY OPENED OR CLOSED ACCOUNTS:

Please ensure you have listed all accounts over which you or an immediate family has a beneficial interest, regardless of whether such accounts are required to be reported pursuant to the firm’s Code of Ethics.

●	Did you open or close any accounts during the quarter? If yes, please list below.

[ ]	Yes

[ ]	No

POLITICAL CONTRIBUTIONS:

Below are political contributions we have on file for you for the most recent quarter. If there are any other political contributions not on this list below, or if any information is incorrect, please provide the correct information below.

NONE

Name: [Access Person]

Signature:	Date:

Exhibit E

C r aw f or d  I n v e s t m en t  C ou ns e l , I n c .

6 0 0  G a l l e r i a   P a r k w a y ,   N . W . S

U i t e   1 6 5 0

 A t l a n t a ,   G e o r g i a     3 0 3 3 9

T e l e p h o n e   ( 7 7 0 )   8 5 9 - 0 0 4 5

Date

Broker Name

Broker Address/Fax

Re: Account #____________
Account Name: ___________

For the month ending __________________, and for all months thereafter, please send duplicate confirmations of each transaction and duplicate brokerage account statements for the account(s) listed above.

Please mail the confirmations and account statements to:

Crawford Investment Counsel

Attention: Casey Krimmel, Chief Compliance Officer

c/o Fairview Investment Services, Inc.

1330 St. Mary’s Street, Suite 400

Raleigh, NC 27605

Thank you for your prompt attention to this matter.

Sincerely,

Casey Krimmel
Chief Compliance Officer
Crawford Investment Counsel, Inc

I agree that duplicate copies of all trade confirmations and monthly account statements with respect to the account(s) listed above be sent to Crawford Investment Counsel, Inc. at the above listed address.

[Access Person]